SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 19, 2006
SOMERA COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27843 (Commission File Number)	77-0521878 (I.R.S. Employer Identification No.)

301 S. Northpoint Drive, Coppell, Texas (Address of principal executive offices)	75019 (Zip Code)
Registrant’s telephone number, including area code: (972) 304-5660
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 19, 2006 the Registrant’s board of directors amended the Registrant’s Operating Income Bonus Plan to allow special individual achievement, completion, retention or other bonuses to be granted to any employee at any time and payable on any conditions determined at the discretion of the chief executive officer, with board of director approval required for amounts exceeding $25,000. The Plan continues to provide for quarterly formula-based bonuses to eligible employees in respect of fiscal quarters in which the Company is profitable (and, in the discretion of the chief executive officer and the board of directors, at a reduced rate if the Registrant is not profitable but achieves plan objectives), with the amount of individual awards being determined by compensation level and the Registrant’s performance relative to plan objectives.
     On the same date, the Board of Directors also adopted a revised Restricted Stock Purchase Agreement to be used in connection with awards of restricted stock under Registrant’s 1999 Stock Plan. Under the Agreement, the grantee purchases shares of Company common stock at the price determined in the restricted stock grant, which is typically a nominal amount, and Company is granted the right to repurchase the shares from the grantee at such price for a period of 60 days after the grantee ceases to be an officer, director or other service provider of the Company. The Company’s option to repurchase the shares lapses at the times determined at the time of grant or, unless provided otherwise at the time of grant, upon the occurrence of a change of control.
     Copies of the Operating Income Bonus Plan and form of Restricted Stock Purchase Agreement are files as exhibits hereto and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits
     (c) Exhibits.

Exhibit Number	Description
10.1	Form of Restricted Stock Purchase Agreement for use under 1999 Stock Plan
10.2	Operating Income Bonus Plan

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOMERA COMMUNICATIONS, INC.
	By:	/s/ David W. Heard
David W. Heard
June 26, 2006		President and Chief Executive Officer Date

3